Exhibit 99.1

Contact:     John Haudrich (investors), 314-656-5375

Sue Neumann (media), 314-656-5691

www.smurfit-stone.com

SMURFIT-STONE REAFFIRMS ITS FINANCIAL FLEXIBILITY AMID UNCERTAIN ECONOMIC CONDITIONS;

ANNOUNCES FAVORABLE RESOLUTION OF TAX MATTERS

•      Liquidity improved in third quarter 2008

•      Presently expect to remain in compliance with all financial covenants through the next twelve months

•      Resolution of Canadian tax matters will positively impact third quarter 2008 earnings by $0.33 per share

•      Reporting third quarter 2008 results October 22 after market close; teleconference 9 a.m. ET October 23

CREVE COEUR, Mo., and CHICAGO, October 8, 2008 — Smurfit-Stone Container Corporation (NASDAQ:  SSCC) today reaffirmed its financial flexibility amid uncertain economic conditions and announced the favorable resolution of certain Canadian income tax matters.

Smurfit-Stone Reaffirms its Financial Flexibility

Commenting on the company’s financial position, Patrick J. Moore, chairman and CEO, said:  “Maintaining financial flexibility is a top priority at Smurfit-Stone. Following unprecedented cost inflation earlier this year, we successfully raised our selling prices in the third quarter. Furthermore, mill production, box shipments and liquidity improved from the second quarter. We are in compliance with all financial covenants in our credit facilities and presently expect to remain in compliance into the fourth quarter of 2009.”

Regarding the company’s business outlook, Moore said: “We expect higher average selling prices and lower costs will drive sequentially improved financial performance in the fourth quarter. Smurfit-Stone remains focused on all necessary actions to ensure sufficient financial flexibility during these challenging economic conditions.”

Resolution of Tax Matters

As previously disclosed, the Canada Revenue Agency (“CRA”) is examining the company’s tax returns for the tax years 1999 through 2005.  In connection with the examination, the CRA was considering certain significant adjustments to taxable income related to the company’s acquisition of a Canadian company. The company was informed by the CRA that this matter has been resolved in Smurfit-Stone’s favor. As a result of this favorable ruling, the company will reduce its liability for unrecognized tax benefits and record an income tax benefit of approximately $84 million in the quarter ended September 30, 2008, which will positively impact earnings by approximately $0.33 per share.

Company to Release Third Quarter 2008 Results

Smurfit-Stone Container Corporation will release its third quarter 2008 results Wednesday, October 22, after market close. Management will discuss the company’s financial performance at 9 a.m. ET Thursday, October 23, via a live webcast and teleconference. Participants may join the presentation by linking to the webcast through the investor page of the company’s website at www.smurfit-stone.com or by calling (866) 393-7299 (request the Smurfit-Stone earnings call) no later than 8:50 a.m. ET. The presentation will be archived on the company’s website.

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Smurfit-Stone Container Corporation (NASDAQ: SSCC) is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers.  The company is a member of the World Business Council for Sustainable Development, the Sustainable Forestry Initiative®, and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

This press release contains statements relating to future events which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual events and results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic and market conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber, energy, freight and other commodity costs, as well as other risks and uncertainties described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated from time to time in the company’s Securities and Exchange Commission filings.